EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Form S-1 Registration Statement

(Form Type)

Major League Football, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $.001 par value per share, issuable pursuant to the Alumni Agreement(1)(2)	Rule 457(o)	200,000,000	$0.0006(3)	$120,000	$0.0001102	$13.24
Fees Previously Paid	Equity	Common Stock, $.001 par value per share, issuable pursuant to the Alumni Agreement(1)(2)	Rule 457(o)	33,000,000	$0.0011(4)	$36,300	$0.0001102	$4.00
	Equity	Common Stock, $.001 par value per share, issuable pursuant to the JanBella Agreement(1)(2)	Rule 457(o)	33,000,000	$0.0011(4)	$36,300	$0.0001102	$4.00
	Equity	Common Stock, $.001 par value per share, issuable pursuant to the Alumni Agreement(1)(2)	Rule 457(o)	107,726,985	$0.00155(5)	$166,967	$0.0000927	$15.48
	Equity	Common Stock, $.001 par value per share, issuable pursuant to the Alumni Agreement(1)(2)	Rule 457(o)	107,726,985	$0.00155(5)	$166,967	$0.0000927	$15.48
	Equity	Common Stock, $.001 par value per share, owned by Alumni Capital, LP	Rule 457(o)	31,250,000	$0.00155(5)	$48,437	$0.0000927	$4.49

Carry Forward Securities

Carry Forward Securities
	Total Offering Amounts	$574,971	$ 56.69
	Total Fees Previously Paid		99.20
	Total Fee Offsets(6)		0
	Net Fee Due		$ 0.00

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the "Securities Act").
(2)

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the Registrant's Common Stock on the OTC PINK of $0.0006 per share on February 21, 2023.

(4)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the Registrant's Common Stock on the OTC PINK of $0.0011 per share on December 7, 2022.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the Registrant's Common Stock on the OTC PINK of $0.00155 per share on September 20, 2022.

(6)	The Registrant does not have any fee offsets.